Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION REPORTS STRONG THIRD QUARTER RESULTS

Arlington, Va., November 9, 2004 — The Mills Corporation (NYSE: MLS), a leading developer and operator of innovative retail and entertainment destinations, delivered strong operating results for the quarter ended September 30, 2004.  Results were driven by improved operating metrics at the Company’s growing portfolio of Mills Landmark Centers, 21st Century Retail and Entertainment Centers and International Retail and Entertainment Center.

Financial Results

•      Earnings per diluted common share for the quarter ended September 30, 2004 increased 149% to $0.97 as compared to $0.39 for the same period a year ago.  The increase in earnings per common share for the quarter was primarily due to a $0.51 per share increase in gain on sale of joint venture interests.

•      Earnings per diluted common share for the nine months ended September 30, 2004 increased 25.5% to $1.82 per diluted share from $1.45 per diluted share for the nine months ended September 30, 2003.  This increase was due to gains on the sale of joint venture interests of $1.19 per diluted share in the first nine months of 2004 versus a gain of $0.13 per diluted share in the first nine months of 2003. This increase was partially offset by a foreign currency exchange loss of $0.04 per diluted share in the first nine months of 2004 versus a foreign currency exchange gain of $0.41 per diluted share in the first nine months of 2003.

•      Funds from operations (FFO) per diluted share for the quarter increased 4.7% to $0.89 from $0.85 in the same period a year ago.

•      FFO per diluted share for the nine months ended September 30, 2004 increased 8.6% to $2.66 versus $2.45 in the same period a year ago.

FFO growth for the quarter was driven by increases in comparable center net operating income (NOI), acquisitions and recently opened centers.  FFO during the quarter included the recognition of $8.7 million of income from minority interest in consolidated joint ventures.  This income was primarily related to fees resulting from the Meadowlands Xanadu development project.

FFO is a standard measure of operating performance for REITs.  A reconciliation of net income available to common shareholders to FFO is provided in the supplemental financial data section of this press release.  Net income available to common sharehholders is the most directly comparable GAAP number to FFO.

Operating Statistics

Operating statistics for our projects were as follows:

•      For the nine months ended September 30, 2004, stabilized comparable property NOI increased 4.4% versus the prior year period.  Stabilized comparable property NOI increased 6.1% for the three months ended September 30, 2004 versus the year earlier period.

•      Total reported gross tenant sales for the nine months ended September 30, 2004 increased approximately 9.4% to $5.1 billion as compared to $4.6 billion in the first nine months of 2003.

•      For the nine months ended September 30, 2004, comparable same-space sales for in-line tenants increased 3.6% versus the same period last year.

•      For the twelve months ended September 30, 2004, gross in-line tenant reported sales per square foot for comparable centers increased 6.3% to $355 versus $334 for the twelve months ended September 30, 2003.

•      For the twelve months ended September 30, 2004, gross in-line tenant reported sales per square foot for the entire portfolio increased 5.1% to $351 from $334 in the year earlier period.

•      The average initial base rent for in-line store spaces opened during the first nine months of 2004 was $31.15 per square foot, which was 12.1% higher than rents for tenants who closed or whose leases expired.

•      Stabilized comparable property occupancy was 95.3% on September 30, 2004 versus 93.8% on September 30, 2003.  Total portfolio occupancy as of September 30, 2004 was 92.9% versus 92.6% as of September 30, 2003.

Laurence C. Siegel, Chairman and CEO of The Mills Corporation, said, “Over the last two years the fundamentals of our business have steadily improved with year-over-year increases in occupancy and net operating income in every quarter.  This quarter our same center gross reported tenant sales increased to a record $355 per square foot.  One of the keys to this strong performance has been our ability to constantly enhance our properties through the addition of exciting new tenants.  During the third quarter, we added a 100,000 square foot Wannado/Kid City at Sawgrass Mills, which has drawn a tremendous number of families and school groups to the property.  Early this year, we added a Sears Grand to Gurnee Mills, which has dramatically increased the drawing power of the center.  New tenants such as these coupled with our in-line enhancements will allow our properties to continue to produce strong operating results.”

About The Mills Corporation

The Mills Corporation (“TMC”) is a fully integrated, self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 38 retail and entertainment destination centers totaling 47 million square feet. TMC conducts substantially all of its business through The Mills Limited Partnership (“Mills LP”) and its various subsidiaries. Together TMC and Mills LP are referred to as the “Company.”  Currently, the Company has six projects under construction or development around the world.  The Company’s Internet address is www.themills.com.

Supplemental Materials

SEC Filings (including Forms 10-Q, 10-K and 10) and supplemental information packages (Form 8-K) are available at www.themills.com or may be requested by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The third quarter 2004 supplemental information package will be available at www.themills.com at 7:00 a.m. on November 9, 2004.

TMC will provide an online simulcast of its third quarter 2004 conference call at www.themills.com. To listen to the live call, please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Tuesday, November 9, 2004. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our 8-K on Attachment 1 to Exhibit 99.2.

•                  Funds from Operations (FFO)

•                  Net Operating Income (NOI)

•                  Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation and The Mills Limited Partnership believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained and it is possible that their actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation and The Mills Limited Partnership undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills Corporation’s and The Mills Limited Partnership’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, report on Form 10 and annual report on Form 10-K for a discussion of such risks and uncertainties.

# # #

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in thousands, except per share and unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Statements of Income Data:
Revenues:
Minimum rent	$65,728	$59,554	$184,521	$148,118
Percentage rent	1,254	930	2,890	1,173
Recoveries from tenants	25,463	27,134	78,986	71,686
Other property revenue	3,985	5,123	12,911	16,653
Management fees	3,712	2,748	11,402	9,079
Other fee income	519	1,489	658	3,769
Total operating revenues	100,661	96,978	291,368	250,478

Expenses:
Recoverable from tenants	23,526	23,977	71,447	62,227
Other operating expenses	4,861	3,836	12,354	8,944
General and administrative	9,922	7,120	26,736	16,256
Depreciation and amortization	29,376	24,180	85,421	57,823
Total operating expenses	67,685	59,113	195,958	145,250

Operating income	32,976	37,865	95,410	105,228
Other income (expense):
Interest expense	(20,680)	(23,214)	(62,577)	(53,406)
Foreign currency exchange gains (losses)	4,939	1,842	(2,480)	24,922
Other, net	(760)	2,072	1,228	6,324
Income before joint venture operations and minority interest in Mills LP	16,475	18,565	31,581	83,068

Equity in earnings of unconsolidated joint ventures	7,565	4,821	19,032	15,785
Minority interest in consolidated joint ventures	8,731	—	20,095	—
Gain on sale of joint venture interests	41,831	8,462	77,024	8,462
Mills LP net income	74,602	31,848	147,732	107,315
Minority interest in Mills LP net income, including Series D preferred unit distributions	(10,725)	(6,409)	(21,299)	(24,020)
TMC net income	63,877	25,439	126,433	83,295
Preferred stock dividends	(11,341)	(7,908)	(29,463)	(18,902)
Income available to TMC common stockholders	52,536	17,531	96,970	64,393
Add minority interest reflected as common equity in Mills LP	10,507	6,190	20,643	23,568
Income available to Mills LP common unit holders	$63,043	$23,721	$117,613	$87,961

Earnings per Common Share and Unit:
Basic:
TMC earnings per common share	$0.98	$0.40	$1.84	$1.47
Mills LP earnings per common unit	$0.98	$0.40	$1.84	$1.47

Diluted:
TMC earnings per common share	$0.97	$0.39	$1.82	$1.45
Mills LP earnings per common unit	$0.97	$0.39	$1.82	$1.45

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Mills LP Funds From Operations (“FFO”):
Mills LP Net Income	$74,602	$31,848	$147,732	$107,315
Add:
Depreciation and amortization	27,889	23,397	81,062	55,630
Equity in depreciation and amortization	14,227	14,938	48,550	38,981
Deduct:
Gain on sale of joint venture interest	(41,831)	(8,462)	(77,024)	(8,462)
Foreign currency exchange gains (losses)	(4,939)	(1,842)	2,480	(24,922)
Equity in foreign currency exchange gains (losses)	(314)	99	(222)	(1,185)
FFO	69,634	59,978	202,578	167,357
Less preferred unit distributions	(11,559)	(8,127)	(30,119)	(19,354)
FFO available to Mills LP common unit holders	$58,075	$51,851	$172,459	$148,003

Mills LP FFO per Common Unit (Basic):
Mills LP Net Income	$1.16	$0.53	$2.31	$1.80
Add:
Depreciation and amortization	0.44	0.39	1.27	0.93
Equity in depreciation and amortization	0.22	0.25	0.76	0.65
Deduct:
Gain on sale of joint venture interest	(0.65)	(0.14)	(1.21)	(0.14)
Foreign currency exchange gains (losses)	(0.08)	(0.03)	0.04	(0.42)
Equity in foreign currency exchange gains (losses)	—	—	—	(0.02)
Preferred unit distributions	(0.18)	(0.14)	(0.47)	(0.32)
Mills LP FFO per common unit	$0.91	$0.86	$2.70	$2.48

Mills LP FFO per Common Unit (Diluted):
Mills LP Net Income	$1.15	$0.52	$2.28	$1.77
Add:
Depreciation and amortization	0.43	0.38	1.25	0.92
Equity in depreciation and amortization	0.21	0.24	0.75	0.64
Deduct:
Gain on sale of joint venture interest	(0.64)	(0.13)	(1.19)	(0.13)
Foreign currency exchange gains (losses)	(0.08)	(0.03)	0.04	(0.41)
Equity in foreign currency exchange gains (losses)	—	—	—	(0.02)
Preferred unit distributions	(0.18)	(0.13)	(0.47)	(0.32)
Mills LP FFO per common unit	$0.89	$0.85	$2.66	$2.45

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
Weighted average common shares	54,079	44,095	52,513	43,541
Weighted average common units	64,109	59,992	63,784	59,651
Diluted:
Weighted average common shares	55,120	45,052	53,458	44,403
Weighted average common units	65,150	60,949	64,729	60,513

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Operating Income (“NOI”):
Operating income	$32,976	$37,865	$95,410	$105,228
Add:
General and administrative	9,922	7,120	26,736	16,256
Depreciation and amortization	29,376	24,180	85,421	57,823
Deduct:
Management and other fee income	(4,231)	(4,237)	(12,060)	(12,848)
Consolidated NOI	$68,043	$64,928	$195,507	$166,459

Company’s Proportionate Share	$67,728	$64,928	$193,644	$166,459

Unconsolidated Joint Ventures:
Operating income	$39,310	$31,192	$118,962	$91,333
Add:
Management fees (operating expenses)	3,653	2,951	11,159	8,306
Depreciation and amortization	30,177	29,937	98,530	80,017
Combined NOI	$73,140	$64,080	$228,651	$179,656
Company’s Proportionate Share	$36,547	$33,377	$116,906	$91,751